Exhibit 99.1

[Peoples Community
Bancorp, Inc. Logo]	SUBSCRIPTION ORDER FORM

Dear Investor:

If you are a current stockholder of Peoples Community Bancorp, Inc., and are subscribing for shares of our common stock as part of the rights offering, please read and complete Sections 1, 3, and 4.

If you are a new investor and are subscribing for shares of our common stock as part of the offering to members of the general public, please read and complete Sections 2, 3, and 4.

The offering of shares of our common stock to members of the general public is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part.

If you exercise any rights or otherwise subscribe for any shares of our common stock, you are not allowed to revoke or reduce the exercise or the subscription or request a refund of monies paid.

The new shares of common stock will be issued promptly after the expiration date. The rights offering and the offering to the general public are scheduled to expire at 5:00 p.m., Eastern Time on              , 2004.

Jerry D. Williams, President	John E. Rathkamp, Corporate Secretary

section 1.         for current stockholders

As the registered owner of shares of our common stock, you are entitled to purchase additional shares of common stock of Peoples Community Bancorp, Inc., under the terms and conditions set forth in the Prospectus describing the rights offering. This is a nontransferable right and only you can exercise it.

You have one (1) subscription right for every two (2) shares of common stock you held on the record date,                , 2004, which is your basic subscription right. You also have an oversubscription privilege which entitles you to subscribe for additional shares that are not purchased by other right shareholders under their basic subscription privilege. See the box below to calculate how many shares you are entitled to purchase through the rights offering. For your reference, the label above indicates the number of shares held in your name on the record date. As an example, if you owned 100 shares on the record date, you would be entitled to purchase 50 additional shares of our common stock in this offering. Your oversubscription privilege also gives you the right to purchase additional shares during the rights offering. No fractional shares will be issued, so any remaining fractions should be rounded up to the nearest whole number.

calculate your basic subscription right

Number of Shares Owned		Rights per Share		Basic Subscription Right

	x	0.5	=

The result of this calculation is the number of shares to which you are entitled to subscribe under your Basic Subscription Right.

YOU HAVE FOUR CHOICES:

1. You can subscribe for all the shares to which you are entitled under your basic subscription right, as calculated above.

2. You can exercise your oversubscription privilege, and subscribe for more shares than calculated above.

3. You can subscribe for fewer shares than those included in your basic subscription right.

4. If you do not wish to purchase shares, disregard these materials.

indicate your subscription choice and total due

		Number of Shares		Share Price		Total Due

☐	1. I wish to exercise my full basic subscription right.		x	$	=	$

☐	2. I wish to exercise my oversubscription privilege.		x	$	=	$

☐	3. I wish to exercise part of my basic subscription right.		x	$	=	$

METHOD OF PAYMENT:
		Amount	Check Number
☐	1. Check
Account Number
☐	2. Withdrawal from Peoples Community Bank Account
Name of Origination Bank
☐	3. Wire Transfer

section 2.                            for new investors

As a new investor, you may purchase shares of common stock of Peoples Community Bancorp, Inc., pursuant to the terms and conditions set forth in the Prospectus describing the offering to the general public, subject to the acceptance by Peoples Community Bancorp, Inc., and the availability of shares.

indicate your subscription amount and total due

Number of Shares		Share Price		Total Due

	x	$	=

section 3.         form of stock registration

☐	Individual	☐	Uniform Transfer to Minors Act	☐	Partnership
☐	Joint Tenants	☐	Uniform Gift to Minors Act	☐	Individual Retirement Account
☐	Tenants in Common	☐	Corporation	☐	Fiduciary/Trust (Under Agreement Dated )

Name			Social Security or Tax I.D.
Name			Social Security or Tax I.D.
Street Address			Daytime Telephone
City	State	Zip	Evening Telephone	County of Residence

☐                 Check this box if you would like to open an account with Keefe, Bruyette & Woods, Inc. and have the shares directly deposited into that account rather than receiving a physical certificate.  A representative of Keefe, Bruyette & Woods, Inc. will contact you with instructions for opening an account.

section 4.         signature and acknowledgements

By signing below, I make the following acknowledgements:

I have received the Prospectus for the offering, and I understand that I may not reduce or revoke my subscription once it is received. I irrevocably subscribe for the number of shares indicated on this certificate on the terms and conditions specified in the Prospectus, and agree to tender full payment for those shares. I understand that Peoples Community Bancorp, Inc., has the right to accept or reject this subscription in whole or in part, for any reason whatsoever if I am participating in the offering to the general public.

I further understand that the shares of common stock issued in connection with this subscription are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

Under penalties of perjury, I further certify that the social security number or taxpayer identification number given above is correct, and that I am not subject to backup withholding. (If you have been notified by the Internal Revenue Service that you are subject to backup withholding, please so indicate. ☐)

SIGNATURE	TITLE (IF APPLICABLE)	DATE
1.
2.
3.

If you are a current stockholder and wish to have your shares issued in another name or delivered to an address other than that listed in the records of the transfer agent for Peoples Community Bancorp, Inc., you must have your signature guaranteed. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers, and government securities dealers.

THIS FORM MUST BE SIGNED AND DATED. THIS SUBSCRIPTION CERTIFICATE IS NOT VALID IF NOT SIGNED.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

Office Use Only	Check #
Date Rec’d /	Ck. Amt.
Batch # - Order #	Sub